UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

LendingTree, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TREE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2019, LendingTree, LLC, a wholly-owned subsidiary of LendingTree, Inc. (the “Company”), entered into an amended and restated $500.0 million five-year senior secured revolving credit facility which matures on December 10, 2024 (the “Second Amended and Restated Revolving Credit Facility”). The proceeds of the Second Amended and Restated Revolving Credit Facility can be used to finance working capital needs, capital expenditures and general corporate purposes, including to finance permitted acquisitions. As of December 10, 2019, the Company has borrowings of $75.0 million outstanding under the Second Amended and Restated Revolving Credit Facility.

Up to $10.0 million of the Second Amended and Restated Revolving Credit Facility will be available for short-term loans, referred to as swingline loans. Additionally, up to $10.0 million of the Second Amended and Restated Revolving Credit Facility will be available for the issuance of letters of credit. Under certain conditions, the Company will be permitted to add one or more term loans and/or increase revolving commitments under the Second Amended and Restated Revolving Credit Facility by an additional $185.0 million, or a greater amount provided that a total consolidated senior secured debt to EBITDA ratio does not exceed 2.50 to 1.00.

The Company’s borrowings under the Second Amended and Restated Revolving Credit Facility bear interest at annual rates that, at the Company’s option, will be either:

•	a base rate generally defined as the sum of (i) the greater of (a) the prime rate of SunTrust Bank, (b) the federal funds effective rate plus 0.5% and (c) the LIBO rate (defined below) on a daily basis applicable for an interest period of one month plus 1.0% and (ii) an applicable percentage of 0.25% to 1.00% based on a total consolidated debt to EBITDA ratio; or

•	a LIBO rate generally defined as the sum of (i) the rate for Eurodollar deposits in the applicable currency and (ii) an applicable percentage of 1.25% to 2.00% based on a total consolidated debt to EBITDA ratio.

All swingline loans bear interest at the base rate defined above. Interest on the Company’s borrowings are payable quarterly in arrears for base rate loans and on the last day of each interest rate period (but not less often than three months) for LIBO rate loans.

The Second Amended and Restated Revolving Credit Facility contains a restrictive financial covenant, which initially limits the total consolidated debt to EBITDA ratio to 4.50:1.00, with step downs to 4.00:1.00 over time, except that this may increase by 0.50:1.00 for the four fiscal quarters following a material acquisition. In addition, the Second Amended and Restated Revolving Credit Facility contains customary affirmative and negative covenants in addition to events of default for a transaction of this type that, among other things, restrict additional indebtedness, liens, mergers or certain fundamental changes, asset dispositions, dividends and other restricted payments, transactions with affiliates, sale-leaseback transactions, hedging transactions, loans and investments and other matters customarily restricted in such agreements.

The Second Amended and Restated Revolving Credit Facility requires LendingTree, LLC to pledge as collateral, subject to certain customary exclusions, substantially all of its assets, including 100% of its equity in all of its domestic subsidiaries and 66% of the voting equity, and 100% of the non-voting equity, in all of its material foreign subsidiaries (of which there are currently none). The obligations under this facility are unconditionally guaranteed on a senior basis by the Company and material domestic subsidiaries of LendingTree, LLC, which guaranties are secured by a pledge as collateral, subject to certain customary exclusions, of 100% of each such guarantor’s assets, including 100% of each such guarantor’s equity in all of its domestic subsidiaries and 66% of the voting equity, and 100% of the non-voting equity, in all of its material foreign subsidiaries.

The Company is required to pay an unused commitment fee quarterly in arrears on the difference between committed amounts and amounts actually borrowed under the Second Amended and Restated Revolving Credit Facility equal to an applicable percentage of 0.25% to 0.45% per annum based on a total consolidated debt to EBITDA ratio. The Company is required to pay a letter of credit participation fee and a letter of credit fronting fee quarterly in arrears. The letter of credit participation fee is based upon the aggregate face amount of outstanding letters of credit at an applicable percentage of 1.25% to 2.00% based on a total consolidated debt to EBITDA ratio. The letter of credit fronting fee is 0.125% per annum on the face amount of each letter of credit.

The summary above is qualified in its entirety by the terms of the Second Amended and Restated Credit Agreement, which is filed herewith as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Second Amended and Restated Credit Agreement, dated as of December 10, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2019

LENDINGTREE, INC.

	By:	/s/ J.D. Moriarty
J.D. Moriarty
Chief Financial Officer